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                                                                   EXHIBIT 8.1

                    [WILLKIE FARR & GALLAGHER LETTERHEAD]

February 17, 1998

Loral Space & Communications Ltd.
600 Third Avenue
New York, New York 10016

Ladies and Gentlemen:

   You have requested our opinion on the U.S. tax considerations with respect to the taxation of Loral Space & Communications Ltd. (the "Company") and its stockholders, a company organized under the laws of Bermuda, and its subsidiaries in connection with the preparation of a Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission on the date hereof, including the Proxy Statement/Prospectus which is included in the Registration Statement (as amended, the "Registration Statement") relating to the merger (the "Merger") of Loral Satellite Corporation ("Merger Subsidiary"), a wholly owned subsidiary of the Company, with and into Orion Network Systems, Inc. ("Orion"), with Orion continuing as the surviving corporation and becoming a wholly owned subsidiary of the Company (the "Merger"), pursuant to an Agreement and Plan of Merger, dated as of October 7, 1997, as amended on February 11, 1998 (the "Merger Agreement"). Defined terms used in the Registration Statement have the same meaning when used herein, unless otherwise defined herein.

   In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, representations and assumptions contained in originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Proxy Statement-Prospectus, which is included in the Registration Statement, and (iii) such corporate records, agreements, instruments and such other documents, papers, statutes and authorities as we have deemed necessary for the purpose of this opinion. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

   In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and public officials.

   Based upon the foregoing and having regard for such legal questions as we have deemed relevant, the legal conclusions set forth in the section of the Registration Statement titled "Taxation of Loral and its Stockholders -- United States Tax Considerations" are our opinions, and it is our opinion that this discussion addresses the material U.S. tax considerations with respect to the taxation of Loral and its stockholders.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement. This opinion is being delivered to you solely for that purpose, and may not be relied upon or used for any other purpose and may not otherwise be distributed or made available to anyone without our prior written consent.

                                          Very truly yours,
                                          /s/ WILLKIE FARR & GALLAGHER